Statement by Sole Incorporator of ClearLight Biotechnologies, Inc.

The undersigned, the sole incorporator named in the Certificate of Incorporation of ClearLight Biotechnologies, Inc., states:

1. The Certificate of Incorporation was filed in the office of the Delaware Secretary of State on October 12, 2020.

2. The initial number of directors shall be two (2) and Alex Wiegers and Albert Hansen are elected as the initial directors of ClearLight Biotechnologies, Inc., each to hold office until the first annual meeting of directors or until his successor is elected and qualified.

3. Having filed the Certificate of Incorporation, the undersigned hereby resigns as incorporator effective immediately upon execution of this statement.

Dated: October 17, 2020

Albert Hansen, Incorporator